As filed with the Securities and Exchange Commission on October 3, 2006
Registration No. 333-131540

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BroadVision, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7371	94-3184303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification Number)

585 Broadway
Redwood City, CA 94063
(650) 261-5100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Pehong Chen
President and Chief Executive Officer
BroadVision, Inc.
585 Broadway
Redwood City, CA 94063
(650) 261-5100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Kenneth L. Guernsey
Virginia C. Edwards
Peter H. Werner
Cooley Godward Kronish llp
101 California St., Fifth Floor
San Francisco, California 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2006

PROSPECTUS

177,890,071 Shares

Common Stock

We are distributing to our stockholders, and certain holders of warrants exercisable for BroadVision common stock, at no charge, certificates representing non-transferable subscription rights to purchase up to an aggregate of 177,890,071 shares of BroadVision common stock at a cash subscription price of $0.45 per share. Each stockholder and eligible warrantholder is receiving a certificate representing one subscription right for each share of BroadVision common stock owned of record (or underlying eligible warrants held of record) on December 20, 2005. Each subscription right entitles the holder to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number.

The subscription rights will expire if they are not exercised by 5:00 p.m. Pacific Time on [     ], 2006, the expected expiration date of the rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. As the subscription rights are irrevocable, you should carefully consider whether or not to exercise your subscription rights before the expiration date.

As there is no required minimum subscription, we cannot estimate what the net proceeds will be as a result of the rights offering. Actual net proceeds, if any, will be dependent on the number of subscription rights exercised.

Investing in BroadVision common stock involves risks. You should consider carefully the risk factors beginning on page 3 before deciding whether to exercise your subscription rights.

On March 8, 2006, BroadVision common stock ceased trading on the NASDAQ National Market and began trading only on the Pink Sheets® under the symbol “BVSN.” On September 29, 2006, the last reported sale price for BroadVision common stock was $0.71 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006

References in this prospectus to “we,” “us” and “our” refer to BroadVision, Inc. and its subsidiaries. BroadVision®, BroadVision One-To-One®, iGuide®, Interleaf® and Interleaf Xtreme® are our U.S. registered trademarks. Our common law trademarks (designated by tm) in the United States and other countries include BroadVision Commerce, BroadVision Content, BroadVision Deployment, BroadVision eMarketing, BroadVision Multi-Touchpoint, BroadVision Portal, BroadVision Process, BroadVision QuickSilver, BroadVision Search, Energizing e-Business, Click-to-Create, BroadVision Command Center, BroadVision Publishing Center, BroadVision Instant Publisher, and any of the registered marks that are not registered in the particular country where the mark is being used. Trademarks, service marks and trade names of other companies appearing in this prospectus are the property of their respective holders.

You should rely only on the information and representations provided in this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

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QUESTIONS & ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

The rights offering, which we announced on December 20, 2005 is a distribution, at no charge, of non-transferable subscription rights on a pro rata basis to all of our stockholders and eligible warrantholders. We are delivering with this prospectus certificates representing one subscription right for every share of BroadVision common stock held (or underlying eligible warrants held) on December 20, 2005, the record date. If all subscription rights are exercised, we will issue approximately 177,890,071 shares of BroadVision common stock in the rights offering, raising net proceeds of approximately $80.0 million after deducting estimated offering expenses payable by us.

What is the purpose of the rights offering?

On November 18, 2005, our Chairman, Chief Executive Officer, President, interim Chief Financial Officer and largest stockholder, Dr. Pehong Chen, acquired through his wholly owned affiliate Honu Holdings LLC, a Delaware limited liability company (“Honu”), all of our outstanding senior subordinated convertible notes (the “Notes”). Including accrued interest, the Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, including ongoing amortization payments and customer, partner and investor perceptions relating to our significant ongoing obligations under the Notes, Dr. Chen agreed on December 20, 2005 to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. We refer to this as the “Note Conversion.” Immediately prior to the Note Conversion, the Notes were convertible by their terms into 5,625,000 shares of BroadVision common stock at a conversion price of $2.76 per share. On March 8, 2006, pursuant to the December 20, 2005 agreement, we cancelled the Notes and issued 34,500,000 new shares of common stock to Dr. Chen. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. 177,890,071 shares of BroadVision common stock equals the number of shares that would have to be acquired in the aggregate by our stockholders and eligible warrantholders in order for our stockholders and eligible warrantholders to maintain their proportionate interests in BroadVision after the Note Conversion. Certain of our warrantholders are eligible to participate in this rights offering due to the terms of the warrants they hold. On March 8, 2006, Dr. Chen waived any right to participate in the rights offering. References herein to Dr. Chen include references to Honu.

For reference, the following table shows the percentage of outstanding BroadVision common stock represented by shares held by Dr. Chen and Honu following the rights offering, given various levels of participation in the rights offering by eligible participants:1

	% of subscription rights exercised by eligible participants:
	0%	25%	50%	100%

40,374,985 shares of BroadVision common stock held by Dr. Chen as of September 22, 2006 will represent	58%	35%	25%	16%

(1)	Based on 69,503,354 shares of BroadVision common stock outstanding as of September 22, 2006.

If I am a stockholder, how does the Note Conversion affect my ownership interest in BroadVision?

The Note Conversion has had a highly dilutive effect on the persons who held BroadVision common stock at the time of the Note Conversion. If you exercise your subscription privilege in full and all other eligible participants also exercise in full, your proportionate ownership interest in BroadVision immediately after the rights offering will be the same as it was immediately prior to the Note Conversion. If you exercise your subscription privilege in full and all other eligible participants do not all exercise in full, your proportionate ownership interest in BroadVision will be greater immediately following the rights offering than it was immediately prior to the Note Conversion. If you do not exercise your subscription rights, you will lose any value inherent in such rights and your proportionate ownership interest in BroadVision immediately following the rights offering will be less than it was immediately prior to the Note Conversion.

To better understand the dilutive effect of the Note Conversion and how participation in this rights offering can counteract that dilutive effect, the following table shows the percentage of outstanding BroadVision common stock held by a stockholder that held 1% of all outstanding BroadVision common stock prior to the Note Conversion, given various levels of participation in the rights offering by the stockholder and all other eligible participants:1

	% of subscription rights exercised by other eligible participants:
	0%	25%	50%	100%

If 1% stockholder does not exercise subscription rights:	0.50%	0.31%	0.22%	0.14%
If 1% stockholder exercises subscription rights in full:	3.4%	2.1%	1.5%	1.0%

(1)	Based on 69,503,354 shares of BroadVision common stock outstanding as of September 22, 2006.

What is a subscription right?

Each full subscription right entitles a stockholder or eligible warrantholder to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $0.45 per share.

May I purchase more shares of common stock than my pro-rata subscription right if the rights offering is not fully subscribed?

No. Over-subscription in the rights offering will not be permitted. The maximum number of shares you may subscribe for and purchase will be limited to your subscription right.

When does the rights offering expire?

The rights offering expires at 5:00 p.m. Pacific Time on [          ], 2006. We may extend the expiration date in our sole discretion and for any reason. See “The Rights Offering — Expiration Date; amendments and termination.”

Am I required to subscribe in the rights offering?

No.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of BroadVision common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights and other stockholders exercise any of their subscription rights, then the percentage of BroadVision common stock that you own will decrease.

May I sell or transfer my subscription rights if I do not want to purchase any shares?

No. The subscription rights are not transferable. Only you may exercise the subscription rights that are distributed to you.

How do I exercise my subscription rights if my shares are held in the name of my broker, custodian bank or other nominee?

If you hold your shares in a brokerage account, custodian bank or by another nominee, you will not receive a subscription rights certificate. We will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this offering.

How do I exercise my subscription rights if my shares are held in my name?

If you hold shares directly, you will receive a subscription rights certificate. You may exercise your subscription rights by completing and signing the purchase form that appears on the back of each subscription rights certificate. You must then send the completed and signed form along with payment in full of the subscription price for all shares of BroadVision common stock to be purchased through the subscription privilege, to Computershare, the subscription agent.

The subscription agent must receive these documents and the subscription payment no later than the time and date the rights offering expires.

You may also exercise your subscription rights by following the procedures for guaranteed delivery described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 20. In this case, you must deliver the Notice of Guaranteed Delivery and subscription payment to the subscription agent by the time and date the rights offering expires. You must also deliver the properly completed subscription rights certificate to the subscription agent no later than three business days following the time and date the rights offering expires.

We have provided more detailed instructions on how to exercise your subscription rights under “The Rights Offering — Exercise of Subscription Rights” beginning on page 17 and with the subscription rights certificate accompanying this prospectus.

What should I do if I want to participate in the rights offering and I am a stockholder in a foreign country or in the armed services?

The subscription agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. Pacific Time on [          ], 2006, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

If I exercise my subscription rights in the rights offering, may I cancel or change my decision?

No. All exercises of subscription rights are irrevocable.

Will I be charged a sales commission or a fee if I exercise my subscription rights?

We will not charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

If I am a current BroadVision stockholder, what are the United States federal income tax consequences of exercising my subscription rights?

A holder of BroadVision common stock generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to you. See “Certain United States Federal Income Tax Consequences” beginning on page 22.

Are there risks involved in exercising my subscription rights?

Yes. A purchase of BroadVision common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 3 and the information contained elsewhere in this prospectus. You should decide whether to subscribe for BroadVision common stock based upon your own assessment of your best interests.

What is the recommendation of BroadVision’s board of directors regarding the rights offering?

BroadVision’s board of directors makes no recommendation as to whether or not you should subscribe for BroadVision common stock.

Whom should I contact with questions?

If you have questions or need assistance, please contact Kent Liu, our Vice President of Finance, at:

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063
(650) 261-5100

For further assistance on how to subscribe for shares, you may also contact the subscription agent for the rights offering by telephone at:

Computershare Trust Company, Inc.
(800) 962-4284 x4732

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PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes referred to elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

BROADVISION, INC.

Our Business

We develop, market and support a suite of personalized self-service web applications that enable organizations to unify their e-business infrastructure and conduct both interactions and transactions with employees, partners and customers. Our integrated suite of process, commerce, portal and content solutions helps organizations rapidly increase revenues and reduce costs. As of June 30, 2006, we had licensed our products to more than 1,000 customers.

Corporate Information

We were incorporated in Delaware in May 1993 and have been a publicly traded corporation since 1996. From 2001 to December 31, 2005, our annual revenue has declined and we have incurred significant losses and had negative cash flows from operations. As of December 31, 2005, we had negative working capital and an accumulated deficit of approximately $1.2 billion. The majority of these accumulated losses to date have resulted from non-cash charges associated with our 2000 acquisition of Interleaf, Inc. and restructuring charges related to excess real estate. During 2004, we entered into a series of termination agreements to buy out of nearly all of our excess lease obligations. In November 2004, we issued $16 million in aggregate principal amount of senior subordinated secured convertible notes (the “Notes”). In November 2005, Dr. Pehong Chen, our Chairman, Chief Executive Officer, President, interim Chief Financial Officer and largest stockholder, acquired all Notes then outstanding. On December 20, 2005, Dr. Chen agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45. Immediately prior to this agreement, the Notes were convertible by their terms into 5,625,000 shares of BroadVision common stock at a conversion price of $2.76 per share. On March 8, 2006, pursuant to the December 20, 2005 agreement, we cancelled the Notes and issued to Dr. Chen 34,500,000 shares of BroadVision common stock.

Our principal executive offices are located at 585 Broadway, Redwood City, California 94063. Our telephone number is (650) 261-5100. Our website address is www.broadvision.com. The information on, or that can be accessed through, our website is not part of this prospectus.

RIGHTS OFFERING SUMMARY

Rights Granted	We have granted to each record holder of BroadVision common stock, and certain holders of warrants exercisable for BroadVision common stock, on the record date “subscription rights,” consisting of a subscription privilege for each share of BroadVision common stock held by such record holder (or underlying eligible warrants held on the record date). Each subscription privilege entitles the stockholder or eligible warrantholder to subscribe for and purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, at a subscription price of $0.45 per share.

To exercise your rights, you must deliver either a properly completed subscription rights certificate or a Notice of Guaranteed Delivery to the subscription agent along with payment of the applicable subscription price in immediately available funds before 5:00 p.m. Pacific Time on [ ], 2006.

Securities Offered	We are offering shares of BroadVision common stock, the rights of which are described below.

Exercise some or all of your rights	You may exercise some or all of your rights, or you may choose not to exercise any of your rights.

Record date	December 20, 2005

Expiration date and time	The rights expire at 5:00 p.m. Pacific Time on [ ], 2006, unless we extend the rights offering. Rights not exercised by the expiration date will be null and void.

Subscription agent	Computershare Trust Company, Inc. By Mail: P. O. Box 1596 Denver, Colorado 80201

By Hand: 350 Indiana Street, Suite 800 Golden, Colorado 80401 (800) 962-4284 x4732

Reasons for the rights offering	Dr. Chen agreed to cancel all amounts owed under the Notes, which represented approximately $15.5 million in debt obligations as of December 20, 2005, in exchange for shares of BroadVision common stock at an effective price per share of $0.45. On March 8, 2006, pursuant to this agreement, we cancelled the Notes and issued 34,500,000 shares of BroadVision common stock. We refer to this transaction as the “Note Conversion.” We provided the subscription rights in connection with the Note Conversion to allow our stockholders to maintain the proportionate ownership interest they held in BroadVision immediately prior to the Note Conversion.

Use of proceeds	The net proceeds from the rights offering, if any, will be used for general working capital purposes.

No board recommendation	Our board of directors makes no recommendation to BroadVision stockholders regarding the exercise of rights under this offering. Stockholders and eligible warrantholders who exercise subscription rights risk the complete loss of their investment. We refer you to the section entitled “Risk Factors” beginning on page 3.

Non-transferability of rights	The rights are not transferable and may be exercised only by the stockholder or warrantholder of record on the record date.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

U.S. federal income tax consequences	For U.S. federal income tax purposes, a stockholder generally should not recognize income or loss upon the receipt of rights. See “Certain United States Federal Income Tax Consequences” beginning on page 22. We urge you to consult your own tax adviser concerning the tax consequences of this rights offering as result of your tax situation.

Withdrawal, amendment and extension	We may withdraw, amend or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised their rights and subscribed for shares in the rights offering.

RISK FACTORS

You should carefully consider the following factors, together with the other information contained in this prospectus, before exercising subscription rights or purchasing the BroadVision common stock we are offering. An investment in BroadVision common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

Risks Relating to the Rights Offering

As a holder of BroadVision common stock, you may suffer significant dilution of your percentage ownership of BroadVision common stock, and our Chairman, Chief Executive Officer, President and largest stockholder may hold a controlling interest in the outstanding BroadVision common stock.

The Note Conversion has had a highly dilutive effect on the holders of BroadVision common stock. If you do not fully exercise your subscription rights and other eligible participants exercise their subscription rights to a greater extent that you do, your proportionate voting and ownership interest will be further reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. For example, if you owned 1% of our outstanding common stock (approximately 345,000 shares) on the record date, the new shares issued in the Note Conversion reduced your ownership percentage to approximately 0.5% of the shares outstanding immediately after the Note Conversion. If you exercise none of your subscription rights while all other subscription rights are exercised, then your percentage ownership will be further reduced to approximately 0.14%. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you participate in the rights offering. Assuming no eligible participant exercises its subscription rights, Dr. Chen’s percentage ownership in BroadVision common stock will remain at approximately 58%. As the holder of a majority of the outstanding BroadVision common stock, Dr. Chen would continue to be able to exercise significant control over the Company and would continue to be able to determine the outcome of matters submitted to the Company’s stockholders for their approval.

The subscription price per share is not an indication of our value, and you may not be able to sell shares purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share does not necessarily bear any relationship to the value of our assets, operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the current value of our company or BroadVision common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price of BroadVision common stock to decrease immediately, and this decrease may continue.

The subscription price per share of $0.45 equaled approximately 75% of the closing price of BroadVision common stock on the NASDAQ National Market on December 20, 2005 (on March 8, 2006, BroadVision common stock ceased trading on the NASDAQ National Market and began trading on the Pink Sheets® under the symbol “BVSN”). This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of BroadVision common stock. This decrease may continue after the completion of the rights offering. On September 29, 2006, the last reported sale price of BroadVision common stock was $0.71 per share.

If you exercise your subscription rights, you may not revoke the exercise of your subscription rights even if there is a decline in BroadVision common stock prior to the expiration date of the subscription period, and you may be unable to sell any shares you purchase at a profit.

The public trading market price of BroadVision common stock may decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock at a price above the prevailing market price and you may not revoke or change your exercise rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

Your ability to sell shares of BroadVision common stock purchased in the rights offering may be delayed by the time required to deliver the stock certificates.

Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of BroadVision common stock that you purchase in the rights offering. Certificates representing shares of BroadVision common stock purchased will be delivered as soon as practicable after expiration of the rights offering.

You may not revoke the exercise of your subscription rights even if we decide to extend the expiration date of the subscription period.

We may, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, BroadVision common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of BroadVision common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

You will not receive interest on subscription funds returned to you.

If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise your subscription rights and acquire additional shares of BroadVision common stock to realize any value.

Because we may terminate the offering, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

If you do not act promptly and follow subscription instructions, your subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. Pacific Time on          , 2006, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks related to our business

We have a history of losses and our future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business and the value of BroadVision common stock.

While the Company generated positive operating income and cash flow in the six months ended June 30, 2006, we have incurred substantial cumulative net operating losses and negative cash flows from operations since 2000. As of June 30, 2006, we had an accumulated deficit of approximately $1.2 billion.

Given our planned operating and capital expenditures, for the foreseeable future we expect our results of operations to fluctuate, and during this period we may incur losses and/or negative cash flows. If our revenue does not increase or if we fail to maintain our expenses at an amount less than our projected revenue, we will not be able to achieve or sustain operating profitability on a consistent basis, if at all. We are continuing efforts to reduce and control our expense structure. We believe strict cost containment and expense reductions are essential to achieving positive cash flow and profitability. A number of factors could preclude us from successfully bringing costs and expenses in line with our revenues, including unplanned uses of cash, the inability to accurately forecast business activities and further deterioration of our revenues. If we are not able to effectively reduce our costs and achieve an expense structure commensurate with our business activities and revenues, we may have inadequate levels of cash for operations or for capital requirements, which could significantly harm our ability to operate our business.

Our failure to operate profitably or control negative cash flows on a quarterly or annual basis could harm our business and the value of BroadVision common stock. If the negative cash flow continues, our liquidity and ability to operate our business would be severely and adversely impacted. Additionally, our ability to raise financial capital may be hindered due to our operational losses and negative cash flows, reducing our operating flexibility.

We face liquidity challenges and may need additional near-term financing.

We face liquidity challenges. We currently expect to be able to fund our working capital requirements from our existing cash and cash equivalents and our anticipated cash flows from operations and subleases. However, we could experience unforeseen circumstances, such as an economic downturn, difficulties in retaining customers and/or key employees due to going concern issues, or other factors that could increase our use of available cash and require us to seek additional financing. We may find it necessary to obtain additional equity or debt financing due to the factors listed above or in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. Our Chairman, Chief Executive Officer and majority stockholder has committed to provide, upon our request at any time through December 31, 2006, up to $5 million of working capital support through cash, debt guarantees or a combination thereof on mutually satisfactory terms. However, we currently do not have any bank loan agreement or other similar financing arrangement in place that would entitle us to borrow additional funds, and there can be no assurance that we will be able to generate sufficient cash from ongoing operations, the pending rights offering or from any other source in order to fund our future working capital requirements.

In addition to this offering, we may seek to raise additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements or otherwise. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or any equity securities we sell may have rights, preferences or privileges senior to those of the holders of our common stock. We expect that obtaining additional financing on acceptable terms would be difficult, at best. If adequate funds are not available or are not available on acceptable terms, we may be unable to pay our debts as they become due, develop our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and future operating results.

Our management identified a material weakness in the effectiveness of our internal control over financial reporting as of December 31, 2005 and we cannot assure you that additional material weaknesses will not be discovered in the future.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2005, and this assessment identified one material weakness. Further, we restated our operating results for the year ended December 31, 2004, due to the subsequent determination that an embedded derivative existed in our convertible notes should have been separately accounted for as a liability.

As of June 30, 2006 and December 31, 2005, we did not have a sufficient number of experienced personnel in our accounting and finance organization to facilitate an efficient financial statement close process and permit the preparation of our financial statements in accordance with generally accepted accounting principles. For example, there were a significant number of adjustments to our financial statements during the course of the 2005 audit, at least one of which was individually material and required us to make the restatement described above. We also recorded several material journal entries in the first and second quarters of 2006. Our personnel also lacked certain required skills and competencies to oversee the accounting operations and perform certain important control functions, such as the review, periodic inspection and investigation of transactions of our foreign locations. We consider this to be a deficiency that is also a material weakness in the operation of entity-level controls. If we are not successful in remedying the deficiencies that caused this material weakness, there is more than a remote likelihood that our quarterly or annual financial statements could be materially misstated, which could require a restatement.

As our future staffing is dependent upon filling open positions and retaining existing employees, we are currently unable to determine when this material weakness will be fully remediated. In June 2006 William Meyer resigned as our Chief Financial Officer, a position Mr. Meyer had held since April 2003. Mr. Meyer’s departure compounds our staffing needs and will increase the time it will take to fully remediate this material weakness. The market for skilled accounting personnel is competitive and we may have difficulty in retaining our staff due to (1) our efforts to restructure our operations by reducing our workforce and other cost containment activities and (2) the uncertainty created by the recent execution and subsequent termination of our merger agreement with an affiliate of Vector Capital Corporation. Our inability to staff the department with competent personnel with sufficient training may affect our internal controls over financial reporting to the extent that we may not be able to prevent or detect material misstatements. Inferior internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our business currently depends on revenue related to our BroadVision Self-Service Suite, and if the market does not increasingly accept this product and related products and services, our revenue may continue to decline.

We generate our revenue from licenses of the BroadVision Self-Service Suite, including process, commerce, portal and content management and related products and services. We expect that these products, and future upgraded versions, will continue to account for a large portion of our revenue in the foreseeable future. Our future financial performance will depend on increasing acceptance of our current product and on the successful development, introduction and customer acceptance of new and enhanced versions of our products. If new and future versions and updates of our products and services do not gain market acceptance when released commercially, or if we fail to deliver the product enhancements and complementary third party products that customers want, demand for our products and services, and our revenue, may decline.

If we are unable to keep pace with the rapid technological changes in online commerce and communication, our products and services may fail to be competitive.

Our products and services may fail to be competitive if we do not maintain or exceed the pace of technological developments in Internet commerce and communication. Failure to be competitive could cause our revenue to decline. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to:

•	develop leading technologies;

•	enhance our existing products and services;

•	develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

Our sales and product implementation cycles are lengthy and subject to delay, which make it difficult to predict our quarterly results.

Our sales and product implementation cycles generally span months. Delays in customer orders or product implementations, which are difficult to predict, can affect the timing of revenue recognition and adversely affect our quarterly operating results. Licensing our products is often an enterprise-wide decision by prospective customers. The importance of this decision requires that we engage in a lengthy sales cycle with prospective customers. A successful sales cycle may last up to nine months or longer. Our sales cycle is also affected by a number of other factors, some of which we have little or no control over, including the volatility of the overall software market, the business condition and purchasing cycle of each prospective customer, and the performance of our technology partners, systems integrators and resellers. The implementation of our products can also be time and resource intensive, and subject to unexpected delays. Delays in either product sales or implementations could cause our operating results to vary significantly from quarter to quarter.

Because our quarterly operating results are volatile and difficult to predict, our quarterly operating results in one or future periods are likely to fluctuate significantly, which could cause our stock price to decline if we fail to meet the expectations of securities analysts or investors.

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future. For example, in the quarters ended March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, and March 31, 2006, our revenues declined 22%, 23%, 18%, 1%, and 13% respectively, as compared to the previous quarters, and in the quarter ended June 30, 2006, our revenue increased 1% compared to the previous quarter. If our revenues, operating results, earnings or future projections are below the levels expected of securities analysts or investors, our stock price is likely to decline.

We expect to continue to experience significant fluctuations in our results of operations due to a variety of factors, some of which are outside of our control, including:

•	introduction of products and services and enhancements by us and our competitors;

•	competitive factors that affect our pricing;

•	market acceptance of new products;

•	the mix of products sold by us;

•	changes in our pricing policies or our competitors;

•	changes in our sales incentive plans;

•	the budgeting cycles of our customers;

•	customer order deferrals in anticipation of new products or enhancements by us or our competitors or because of macro-economic conditions;

•	nonrenewal of our maintenance agreements, which generally automatically renew for one-year terms unless earlier terminated by either party upon 90-days notice;

•	product life cycles;

•	changes in strategy;

•	seasonal trends;

•	the mix of distribution channels through which our products are sold;

•	the mix of international and domestic sales;

•	the rate at which new sales people become productive;

•	changes in the level of operating expenses to support projected growth;

•	increase in the amount of third party products and services that we use in our products or resell with royalties attached;

•	fluctuations in the recorded value of outstanding common stock warrants that will be based upon changes to the underlying market value of BroadVision common stock;

•	the timing of receipt and fulfillment of significant orders; and

•	costs associated with litigation, regulatory compliance and other corporate events such as operational reorganizations.

As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons are not accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. If our operating results in one or more future quarters fail to meet the expectations of securities analysts or investors, we would expect to experience an immediate and significant decline in the trading price of our stock.

Because a significant portion of our sales activity occurs at the end of each fiscal quarter, delays in a relatively small number of license transactions could adversely affect our quarterly operating results.

A significant proportion, generally over 40%, of our sales is concentrated in the last month of each fiscal quarter. Gross margins are high for our license transactions. Customers and prospective customers may use these conditions in an attempt to obtain more favorable terms. While we endeavor to avoid making concessions that could result in lower margins, the negotiations often result in delays in closing license transactions. Small delays in a relatively small number of license transactions could have a significant impact on our reported operating results for that quarter.

We have substantially modified our business and operations and will need to manage and support these changes effectively in order for our business plan to succeed.

We substantially expanded then contracted our business and operations since our inception in 1993. We grew from 652 employees at the end of 1999 to 2,412 employees at the end of 2000 and then reduced our numbers to 1,102 at the end of 2001, 449 at the end of 2002, 367 at the end of 2003, 337 at the end of 2004 and 181 at the end of 2005. On June 30, 2006, we had approximately 160 employees. As a consequence of our employee base growing and then contracting so rapidly, we entered into significant contracts for facilities space for which we ultimately determined we did not have a future use. We announced during the third and fourth quarters of 2004 that we had agreed with the landlords of various facilities to renegotiate future lease commitments, extinguishing a total of approximately $155 million of future obligations. The management of the expansion and later reduction of our operations has taken a considerable amount of our management’s attention during the past several years. As we manage our business to introduce and support new products, we will need to continue to monitor our workforce and make appropriate changes as necessary. If we are unable to support past and implement future changes effectively, we may have to divert additional resources away from executing our business plan and toward internal administration. If our expenses significantly outpace our revenues, we may have to make additional changes to our management systems and our business plan may not succeed.

Modifications to our business and operations may not result in a reduced cost structure as anticipated and may otherwise adversely impact our productivity.

Since 2000, we have substantially modified our business and operations in order to reduce our cost structure. These modifications included closing facilities, reducing liability for idle lease space and reducing our employee headcount, while maintaining sales efforts and providing continuing customer support by reallocating the workload among continuing employees. We may not realize anticipated reductions in our cost structure, which will delay or prevent us from achieving sustained profitability. In addition, these modifications may result in lower revenues as a result of the decreased headcount in our sales and marketing and professional services groups, or other adverse impacts on productivity that we did not anticipate.

We are dependent on direct sales personnel and third-party distribution channels to achieve revenue growth.

To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth in the future largely will depend on our success in recruiting, training and retaining sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers and systems integrators. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires as well as employees of our distributors, resellers and systems integrators require training and take time to achieve full productivity. Our recent hires may not become as productive as necessary, and we may be unable to hire and retain sufficient numbers of qualified individuals in the future. We have entered into strategic alliance agreements with partners, under which partners have agreed to resell and support our current BroadVision product suite. These contracts are generally terminable by either party upon 30 days’ notice of an uncured material breach or for convenience upon 90 days’ notice prior to the end of any annual term. Termination of any of these alliances could harm our expected revenues. We may be unable to expand our other distribution channels, and any expansion may not result in revenue increases. If we fail to maintain and expand our direct sales force or other distribution channels, our revenues may not grow or they may decline.

Failure to maintain relationships with third-party systems integrators could harm our ability to achieve our business plan.

Our relationships with third-party systems integrators who deploy our products have been a key factor in our overall business strategy, particularly because many of our current and prospective customers rely on integrators to develop, deploy and manage their online marketplaces. Our efforts to manage our relationships with systems integrators may not succeed, which could harm our ability to achieve our business plan due to a variety of factors, including:

•	Systems integrators may not view their relationships with us as valuable to their own businesses. The related arrangements typically may be terminated by either party with limited notice and in some cases are not covered by a formal agreement.

•	Under our business model, we often rely on our system integrators’ employees to perform implementations. If we fail to work together effectively, or if these parties perform poorly, our reputation may be harmed and deployment of our products may be delayed or inadequate.

•	Systems integrators may attempt to market their own products and services rather than ours.

•	Our competitors may have stronger relationships with our systems integrators than we do and, as a result, these integrators may recommend a competitor’s products and services over ours.

•	If we lose our relationships with our systems integrators, we will not have the personnel necessary to deploy our products effectively, and we will need to commit significant additional sales and marketing resources in an effort to reach the markets and customers served by these parties.

We may be unable to manage or grow our international operations, which could impair our overall growth.

We derive a significant portion of our revenue from our operations outside North America. In the twelve months ended December 31, 2005, approximately 43% of our revenues were derived from international sales. In the six months ended June 30, 2006, approximately 11% of our revenues were derived from European and Asia/Pacific sales. If we are unable to manage or grow our existing international operations, we may not generate sufficient revenue required to establish and maintain these operations, which could slow our overall growth and impair our operating margins.

As we rely heavily on our operations outside of North America, we are subject to significant risks of doing business internationally, including:

•	unexpected changes in regulatory requirements;

•	export controls relating to encryption technology and other export restrictions;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	reduced protection for intellectual property rights in some countries;

•	cultural barriers;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

•	potentially adverse tax consequences.

Management of international operations presents special challenges, particularly at our reduced staffing levels. For example, in December 2005, an inappropriate transfer of approximately $60,000 was made from our bank account in Japan to a consulting services provider affiliated with two officers of our Japan subsidiary without the approvals required under our internal control policies. Although this transfer was later detected, the funds were recaptured and the services of the Japan subsidiary officers involved were terminated, we face the risk that other similar misappropriations of assets may occur in the future.

In additional, our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and system integrators. Even if we are able to successfully expand our international operations, we may not succeed in maintaining or expanding international market demand for our products.

Current and potential competitors could make it difficult for us to acquire and retain customers now and in the future.

The market for our products is intensely competitive. We expect competition in this market to persist and increase in the future. If we fail to compete successfully with current or future competitors, we may be unable to attract and retain customers. Increased competition could also result in price reductions for our products and lower profit margins and reduced market share, any of which could harm our business, results of operations and financial condition.

Many of our competitors have significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products and a larger installed customer base, any of which could provide them with a significant competitive advantage. In addition, new competitors, or alliances among existing and future competitors, may emerge and rapidly gain significant market share. Some of our competitors, particularly established software vendors, may also be able to provide customers with products and services comparable to ours at lower or at aggressively reduced prices in an effort to increase market share or as part of a broader software package they are selling to a customer. We may be unable to match competitors’ prices or price reductions, and we may fail to win customers that choose to purchase an information technology solution as part of a broader software and services package. As a result, we may be unable to compete successfully with current or new competitors.

Our success and competitive position will depend on our ability to protect our proprietary technology.

Our success and ability to compete are dependent to a significant degree on our proprietary technology. We hold a U.S. patent, issued in January 1998, on elements of the BroadVision platform, which covers electronic commerce operations common in today’s web business. We also hold a U.S. patent, issued in November 1996, acquired as part of the Interleaf acquisition on the elements of the extensible electronic document processing system for creating new classes of active documents. Although we hold these patents, they may not provide an adequate level of intellectual property protection. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim we have infringed their patent, trademark, copyright or other proprietary rights. Claims may be made for indemnification resulting from allegations of infringement. Intellectual property infringement claims may be asserted against us as a result of the use by third parties of our products. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could harm our business.

We also rely on copyright, trademark, service mark, trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have registered “BroadVision,” “iGuide,” “BroadVision Self-Service Suite,” “BroadVision Process,” “BroadVision Commerce,” “Broadvision Portal,” “BroadVision Content” and “Interleaf” as trademarks in the United States and in other countries. It is possible that our competitors or other companies will adopt product names similar to these trademarks, impeding our ability to build brand identity and possibly confusing customers.

As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property.

A breach of the encryption technology that we use could expose us to liability and harm our reputation, causing a loss of customers.

If any breach of the security technology embedded in our products were to occur, we would be exposed to liability and our reputation could be harmed, which could cause us to lose customers. A significant barrier to online commerce and communication is the secure exchange of valuable and confidential information over public networks. To provide the security and authentication necessary to effect the secure exchange of confidential information, we rely on encryption and authentication technology, including Open SSL and public key cryptography technology featuring the major encryption algorithms RC2 and MDS. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of the RSA or other algorithms that we use to protect customer transaction data.

The loss or malfunction of technology licensed from third parties could delay the introduction of our products and services.

We rely in part on technology that we license from third parties, including relational database management systems from Oracle and Sybase, Informix object request broker software from IONA Technologies PLC, and database access technology from Rogue Wave Software. The loss of any of these licenses or the malfunction of any of the underlying technology could harm our business. We integrate or sublicense this technology with internally developed software to perform key functions. For example, our products and services incorporate data encryption and authentication technology licensed from Open SSL. Third-party technology licenses might not continue to be available to us on commercially reasonable terms, or at all. Moreover, the licensed technology may contain defects that we cannot control. Problems with our technology licenses could cause delays in introducing our products or services until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing our products and services could adversely affect our results of operations.

Our executive officers, key employees and highly skilled technical and managerial personnel are critical to our business, and they may not remain with us in the future.

Our performance substantially depends on the performance of our executive officers and key employees. We also rely on our ability to retain and motivate qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees, particularly our founder and Chief Executive Officer, Dr. Pehong Chen, could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm our reputation if our customers were to become concerned about our future operations. We do not carry “key person” life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, especially in the Internet industry. We have in the past experienced, and may continue to experience, difficulty in hiring and retaining sufficient numbers of highly skilled employees. The significant downturn in our business environment, together with the uncertainty created by the recent execution and subsequent termination of our merger agreement with an affiliate of Vector Capital Corporation, have had and may continue to have a negative impact on our operations. We have restructured our operations by reducing our workforce and implementing other cost containment activities. These actions could lead to disruptions in our business, reduced employee morale and productivity, increased attrition, and problems with retaining existing and recruiting future employees.

Limitations on the online collection of profile information could impair the effectiveness of our products.

Online users’ resistance to providing personal data, and laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their web site visitors of the possible dissemination of their personal data, could limit the effectiveness of our products. This in turn could adversely affect our sales and results of operations.

One of the principal features of our products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Typically, profile information is captured when consumers, business customers and employees visit a web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles can be augmented over time through the subsequent collection of usage data. Although our products are designed to enable the development of applications that permit web site visitors to prevent the distribution of any of their personal data beyond that specific web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. The mere perception by prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may indirectly inhibit market acceptance of our products.

In addition, new laws and regulations could heighten privacy concerns by requiring businesses to notify web site users that the data captured from them while online may be used by marketing entities to direct product messages to them. We are subject to increasing regulation at the federal and state levels relating to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or FTC, has urged Congress to adopt legislation regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. The FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our customers’ ability to collect demographic and personal information from users, which could impair the effectiveness of our products.

We may not have adequate back-up systems, and natural or manmade disasters could damage our operations, reduce our revenue and lead to a loss of customers.

We do not have fully redundant systems for service at an alternate site. A disaster could severely harm our business because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems at our facility in Redwood City, California, which is located on or near known earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, acts of terrorism, telecommunications failures and similar events. In addition, our facilities in California could be subject to electrical blackouts if California faces another power shortage similar to that of 2001. Although we do have a backup generator that would maintain critical operations, this generator could fail. We also have significantly reduced our workforce in a short period of time, which has placed different requirements on our systems and has caused us to lose personnel knowledgeable about our systems, both of which could make it more difficult to quickly resolve system disruptions. Disruptions in our internal business operations could harm our business by resulting in delays, disruption of our customers’ business, loss of data, and loss of customer confidence.

Risks related to BroadVision common stock

BroadVision common stock was delisted from the NASDAQ National Market, which may result in a suppressed common stock trading price, reduced liquidity for our stockholders and confusion among investors.

BroadVision common stock was delisted from the NASDAQ National Market on March 8, 2006. Unless and until BroadVision common stock is relisted on the NASDAQ, BroadVision common stock is expected to be quoted only on the Pink Sheets®, and possibly on the Over-The-Counter market. The quotation of BroadVision common stock on the Pink Sheets® may reduce the price of BroadVision common stock and the level of liquidity available to our stockholders. In addition, the quotation of BroadVision common stock on the Pink Sheets® may materially and adversely affect our access to the capital markets, and any limitation on liquidity or reduction in the price of BroadVision common stock could materially and adversely affect our ability to raise capital through alternative financing sources on terms acceptable to us or at all. Stocks that are quoted on the Pink Sheets® are no longer eligible for margin loans, and a company quoted on the Pink Sheets® cannot avail itself of federal preemption of state securities (or “blue sky”) laws, which adds substantial compliance costs to securities issuances, including pursuant to employee option plans, stock purchase plans and private or public offerings of securities such as the rights offering. The delisting of BroadVision common stock from the NASDAQ National Market and its quotation on the Pink Sheets® may also result in other negative implications, including the potential loss of confidence by vendors, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Our stock price has been highly volatile.

The trading price of BroadVision common stock has been highly volatile. For example, the trading price of BroadVision common stock has ranged from $0.32 per share to $9.05 per share between January 1, 2004 and September 29, 2006. On September 29, 2006 the last reported sale price of BroadVision common stock was $0.71 per share. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	announcements of technological innovations;

•	announcements of new software or services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	general economic conditions; and

•	other events or factors that are beyond our control.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public’s perception of the prospects of Internet or electronic commerce companies could further depress our stock price regardless of our results. Other broad market fluctuations may decrease the trading price of BroadVision common stock. In the past, following declines in the market price of a company’s securities, securities class action litigation, such as the class action lawsuits filed against us and certain of our officers and directors in early 2001, has often been instituted against that company. Litigation could result in substantial costs and a diversion of management’s attention and resources.

USE OF PROCEEDS

The net proceeds to us from this rights offering will depend on the number of shares that are purchased. If all of the subscription rights are exercised, then we will receive approximately $80.0 million after deducting estimated offering expenses payable by us. We currently intend to use the net proceeds from the rights offering for general working capital purposes.

FORWARD-LOOKING STATEMENTS

This prospectus, including particularly the sections entitled “Prospectus Summary” and “Risk Factors,” contains forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or similar terms. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. These statements are only predictions based on our current expectations and projections about future events, and we cannot guarantee future results, levels of activity, performance or achievements.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” on page 3.

Background

On November 18, 2005, our Chairman, Chief Executive Officer, President, interim Chief Financial Officer and largest stockholder, Dr. Pehong Chen, acquired through Honu all of the Notes. Including accrued interest, the Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, including ongoing amortization payments and customer, partner and investor perceptions relating to our significant ongoing obligations under the Notes, Dr. Chen agreed on December 20, 2005 to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. We refer to this agreement, which we announced on December 20, 2005, as the “Note Conversion.” Immediately prior to the Note Conversion, the Notes were convertible by their terms into 5,625,000 shares of BroadVision common stock at a conversion price of $2.76 per share. On March 8, 2006, pursuant to the December 20, 2005 agreement, we cancelled the Notes and issued 34,500,000 new shares of common stock to Honu. Because of the highly dilutive nature of the Note Conversion, our primary purpose for the rights offering is to allow the holders of BroadVision common stock at the time of the Note Conversion an opportunity to further invest in BroadVision in order to maintain their proportionate interest in BroadVision common stock, at the same price per share as the conversion price afforded to Dr. Chen in the Note Conversion. 177,890,071 shares of BroadVision common stock equals the aggregate number of shares that would have to be acquired in the aggregate by our stockholders and eligible warrantholders in order for our stockholders and eligible warrantholders to maintain their proportionate interest in BroadVision after the Note Conversion. Certain of our warrantholders are eligible to participate in this rights offering due to the terms of the warrants they hold. On March 8, 2006, Dr. Chen waived any right to participate in the rights offering. References herein to Dr. Chen include references to Honu.

The subscription rights

We have distributed to each holder of BroadVision common stock, and certain holders of warrants exercisable for BroadVision common stock, on the record date, December 20, 2005, at no charge, one non-transferable subscription right for each share of BroadVision common stock owned (or underlying eligible warrants held) on the record date. If all subscription rights are exercised, we will sell a total of approximately 177,890,071 shares of BroadVision common stock. The subscription rights are evidenced by non-transferable subscription rights certificates, which we are delivering to rights holders with this prospectus. Although we have distributed subscription rights to each holder of BroadVision common stock (and eligible warrantholders) as of the record date, Dr. Chen, on behalf of himself and his affiliates, has waived any subscription privileges in order to enhance the subscription privileges of our other eligible participants.

Each subscription right allows you to purchase 5.87235 shares of BroadVision common stock, rounded down to the nearest whole number, at the subscription price of $0.45 per share. In the event that you elect to exercise your subscription privilege in full, you will not be entitled to subscribe for additional shares of BroadVision common stock to the extent that other eligible participants do not exercise their subscription privileges in full.

If you hold your shares in a brokerage account or by a custodian bank or other nominee, you will not receive a subscription rights certificate, and your subscription rights must be exercised through the broker, custodian bank or other nominee. The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of BroadVision common stock (or the holder of a warrant that, pursuant to its terms, affords you the right to participate in this rights offering). If you hold your shares in a brokerage account or by a custodian bank or other nominee, please contact your broker, custodian bank or other nominee to participate in the rights offering.

If you hold your shares directly, you will receive a non-transferable subscription rights certificate. As a holder of subscription rights you will be entitled to the subscription privilege described below.

We will not issue fractional shares in the rights offering, but rather will round down any fractional shares to the nearest whole share. For example, if you exercise 100 subscription rights, you will receive 587 shares of BroadVision common stock, instead of the 587.235 shares of BroadVision common stock you would have received without rounding.

Your purchase of shares of BroadVision common stock pursuant to the rights offering is not conditioned upon the subscription of any minimum number of shares by you and the other holders of the subscription rights.

Before exercising any subscription rights, you should read the information set forth under “Risk Factors” beginning on page 3 carefully.

Expiration date; amendments and termination

You may exercise the subscription privilege at any time before 5:00 p.m. Pacific Time on [          ], 2006, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended. If we elect to extend the date the subscription rights expire, we will issue a press release announcing the extension before the first Pink Sheets® trading day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend, terminate or modify the terms of the rights offering. If we terminate the rights offering, all affected subscription rights will expire without value and we will as soon as practicable return all of your subscription payments to you, without interest or deduction.

If you do not exercise your subscription rights before the time they expire, then your subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the time they expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

Subscription rights

Your subscription rights entitle you to purchase 5.87235 shares of BroadVision common stock, rounded down in the aggregate to the nearest whole number, per subscription right, upon delivery of the required documents and payment of the subscription price of $0.45 per share, before the time the subscription rights expire. You are not required to exercise all of your subscription rights. We will deliver to those who purchase shares in the rights offering certificates representing the shares purchased with a holder’s subscription privilege as soon as practicable after the rights offering has expired.

Transferability of Subscription Rights.  You may not transfer your subscription rights. Only you may exercise your subscription rights.

Subscription Price.  To exercise your subscription rights, you must pay in cash the subscription price of $0.45 per share of BroadVision common stock.

Record date

The record date for the rights offering is December 20, 2005.

Subscription agent

We have appointed Computershare Trust Company, Inc. as subscription agent for the rights offering. We will pay the fees and expenses of the subscription agent. We also have agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering. Computershare’s telephone number is (800) 962-4284 x4732.

Exercise of subscription rights

You may exercise your subscription rights by delivering the following to the subscription agent at or before 5:00 p.m. Pacific Time on [          ], 2006, the expiration date of the rights offering:

•	your properly completed and executed subscription rights certificate evidencing those subscription rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of BroadVision common stock subscribed for under your subscription privilege.

If you are a beneficial owner of shares of BroadVision common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Pacific Time on [          ], 2006, the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Pacific Time on [          ], 2006, the expiration date of the rights offering.

Once you exercise your subscription rights, you cannot revoke your subscription. In order to exercise your subscription rights, you must exercise them before they expire.

Method of payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of BroadVision common stock for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Computershare, as subscription agent; or

•	wire transfer of immediately available funds to the account maintained by the subscription agent for such purpose at Colorado Business Bank, 15710 W Colfax Avenue, Golden, Colorado 80401 (marked: “BroadVision, Inc. Subscription”).

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent’s account designated above.

Clearance of uncertified checks

You should note that funds paid by uncertified personal checks may take at least five business days to clear. If you wish to pay the subscription price by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the subscription rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights.

Delivery of subscription materials and payment

You should deliver the subscription rights certificate and payment of the subscription price, as well as any Nominee Holder Certifications, Notices of Guaranteed Delivery and DTC Participant Over-Subscription Forms,

if by mail, hand or overnight courier to:
Computershare Trust Company, Inc.
By mail:
P. O. Box 1596
Denver, Colorado 80201

if by hand to:
350 Indiana Street, Suite 800
Golden, Colorado 80401
Attn: John Harmann

You may call the subscription agent at (800) 962-4284 x4732.

Your delivery to another address or by any method other than as set forth above will not constitute valid delivery.

Calculation of subscription rights exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the subscription privilege with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the full subscription privilege and we will return the excess amount to you by mail without interest or deduction as soon as practicable, but in no event more than 10 business days, after the expiration date of the rights offering.

Your funds will be held by the subscription agent until shares of BroadVision common stock are issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of subscription rights until we issue to you your shares of BroadVision common stock upon completion of the rights offering.

Medallion guarantee may be required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the subscription agent, unless

•	your subscription rights certificate provides that the shares of BroadVision common stock you subscribed for are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to beneficial holders

If you are a broker, a trustee or a depositary for securities that held shares of BroadVision common stock for the account of others as of the record date of December 20, 2005 (a “nominee record holder”), you should notify the respective beneficial owners of such shares of the subscription rights as soon as possible to find out such beneficial owners’ intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of BroadVision common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of BroadVision common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial owners

If you are a beneficial owner of shares of BroadVision common stock or will receive your subscription rights certificate through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of BroadVision common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for completing your subscription rights certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. If you want to exercise your subscription rights, you must send your subscription rights certificates to the subscription agent. You should not send the subscription rights certificates to BroadVision. We cannot guarantee that any subscription rights certificates sent to BroadVision will be forwarded to the subscription agent.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the time the subscription rights expire. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Determinations regarding the exercise of your subscription rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of a defect or irregularity in connection with your submission of subscription rights certificates. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of BroadVision common stock pursuant to your exercise could be deemed unlawful or materially burdensome.

Regulatory limitation

We will not be required to issue shares of BroadVision common stock pursuant to the rights offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Guaranteed delivery procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificates evidencing your subscription rights to the subscription agent on or before the time the subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share of BroadVision common stock you subscribed for under your subscription privilege (in the manner set forth in “— Exercise of Subscription Rights” beginning on page 16);

•	deliver to the subscription agent on or prior to the rights offering expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of BroadVision, Inc. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three Pink Sheets® trading days following the date the Notice of Guaranteed Delivery was delivered to the subscription agent.

Your Notice of Guaranteed Delivery must be substantially in the form provided with the Instructions as to Use of BroadVision, Inc. Subscription Rights Certificates distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States).

In your Notice of Guaranteed Delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of BroadVision common stock you are subscribing for pursuant to the subscription privilege; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three Pink Sheets® trading days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery to the subscription agent in the same manner as the subscription rights certificate at the address set forth in “— Delivery of Subscription Materials and Payment” beginning on page 17. You may alternatively transmit the Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (303) 262-0606.

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call the subscription agent at (800) 962-4284 to request any copies of the form of Notice of Guaranteed Delivery.

Questions about exercising subscription rights

You may direct any questions or require assistance regarding the method of exercising your subscription rights, additional copies of this prospectus, the Instructions as to the Use of BroadVision, Inc. Subscription Rights Certificates, the Nominee Holder Certification, the Notice of Guaranteed Delivery or other subscription documents referred to herein, to Computershare at the following telephone number and address.

350 Indiana Street, Suite 800
Golden, Colorado 80401
Attn: John Harmann
(800) 962-4284 x4732

No revocation

Once you have exercised your subscription privilege, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Procedures for DTC participants

We expect that your exercise of your subscription privilege may be made through the facilities of The Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of BroadVision common stock you are subscribing for under your subscription privilege, and your subscription price payment for each share of BroadVision common stock that you subscribed for pursuant to your subscription privilege.

Determination of subscription price

Our board of directors chose the $0.45 per share subscription price in order to provide you with the opportunity to acquire shares of BroadVision common stock at the same price afforded to Dr. Chen in connection with the Note Conversion.

The $0.45 per share subscription price should not be considered an indication of the actual value of BroadVision or of BroadVision common stock. We cannot assure you that the market price of BroadVision common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.45 per share. We urge you to obtain a current quote for BroadVision common stock before exercising your subscription rights. On September 29, 2006, the last reported sale price of BroadVision common stock was $0.71 per share. BroadVision common stock is traded on the Pink Sheets® under the symbol “BVSN.”

No recommendations to subscription rights holders

An investment in shares of BroadVision common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus. None of our board of directors, our officers or any other person are making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Non-U.S. and certain other stockholders

The subscription agent will mail subscription certificates to you if you are a rights holder whose address is outside the United States or if you have an army post office or a fleet post office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. Pacific Time on [          ], 2006, and take all other steps that are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

Issuance of common stock

The subscription agent will issue to you certificates representing shares of BroadVision common stock you purchase pursuant to the rights offering as soon as practicable after the time the subscription rights expire.

Your payment of the subscription price will be retained by the subscription agent, and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of BroadVision with respect to shares of BroadVision common stock subscribed for until certificates representing such shares are issued to you. Unless otherwise instructed in the subscription rights certificates, your certificates for shares issued pursuant to your exercise of subscription rights will be registered in your name.

If the rights offering is not completed for any reason, the subscription agent will as soon as practicable return, without interest, all funds received by it.

Shares of common stock outstanding after the rights offering

As of September 22, 2006 there were 69,503,354 shares of BroadVision Common Stock outstanding. Assuming we issue all of the shares of BroadVision common stock offered in the rights offering, approximately 247,397,425 shares of BroadVision common stock will be issued and outstanding after the expiration of the rights offering.

Other matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase BroadVision common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences of the rights offering to holders of BroadVision common stock that hold such stock as a capital asset for United States federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of our warrants (including holders of our warrants that, by virtue of the terms of the warrants, will receive rights in this offering), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

Moreover, this summary does not address the tax consequences of the rights offering under state, local or foreign tax laws. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

Issuance of the subscription rights

If you held BroadVision common stock on the record date, you should not recognize taxable income upon the receipt of the subscription rights.

In general, a distribution by a corporation to its stockholders of subscription rights to acquire stock of the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a disproportionate distribution with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a disproportionate distribution if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some stockholders and (2) an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

The distribution of the subscription rights to all stockholders except Dr. Chen should not constitute a disproportionate distribution taxable as a dividend since (1) the Note Conversion was made with the expectation of promptly thereafter making the distribution of subscription rights to the remaining stockholders, and the subscription rights may be exercised on the same economic terms as the private placement, (2) there is a single class of stock outstanding, and (3) there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of subscription rights.

We intend to treat the distribution of subscription rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distribution, a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of our current and accumulated earnings and profits, if any. To the extent the deemed distribution exceeds such current and accumulated earnings and profits, any excess would be treated first as a nontaxable recovery of adjusted tax basis in your BroadVision common stock with respect to which the right was distributed and then as gain from the sale or exchange of your BroadVision common stock. Your tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. Your holding period in the right would begin on the day following the date of distribution of the right.

The following discussion assumes that the distribution of the subscription rights will be treated as a nontaxable distribution.

Basis and holding period of the subscription rights

Generally, if you held BroadVision common stock on the record date, your basis in the subscription rights you received will be zero. If, however, (1) the fair market value of the subscription rights on the date we issue the subscription rights is 15% or more of the fair market value (on that same date) of BroadVision common stock, or (2) you properly elect under Section 307 of the Internal Revenue Code in your federal income tax return to allocate part of the basis of your BroadVision common stock to the subscription rights, then your basis in your shares of BroadVision common stock will be allocated between your BroadVision common stock and the subscription rights in proportion to the fair market values of each on the date we issue the subscription rights. We have not obtained an independent appraisal of the valuation of the subscription rights and, therefore, each stockholder individually must determine how Internal Revenue Code Section 307 will apply in that stockholder’s particular situation.

The holding period of your subscription rights will include your holding period (as of the date of issuance) of the BroadVision common stock with respect to which we distributed the subscription rights to you.

Expiration of the subscription rights

If your basis in your subscription rights is zero, and you allow your subscription rights to expire unexercised, you will not recognize any gain or loss.

If you have a basis in your subscription rights and you allow your subscription rights to expire unexercised, you will recognize a loss equal to the basis of those subscription rights. Any loss you recognize on the expiration of your subscription rights will be a capital loss if the BroadVision common stock obtainable by you upon exercise of the subscription rights would be a capital asset.

Exercise of the subscription rights, basis and holding period of acquired shares

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in each share of BroadVision common stock you acquire through exercise of your subscription rights will equal the sum of the subscription price you paid to exercise your subscription rights and your basis, if any, in the subscription rights. Your holding period for the BroadVision common stock you acquire through exercise of your subscription rights will begin on the date you exercise your subscription rights.

Sale or exchange of common stock

If you sell or exchange shares of BroadVision common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize will be equal to the difference between the amount you realize on the transaction and your basis in the shares you sell. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from a capital asset held for more than one year will generally be taxable as long term capital gain or loss.

Information reporting and backup withholding

You may be subject to backup withholding with respect to the rights offering. However, you will not be subject to backup withholding if you: (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are making the rights offering directly to you, the holders of BroadVision common stock and the holders of certain warrants exercisable for shares of BroadVision common stock that, by their terms, grant you the right to participate in this rights offering. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Some of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the rights offering. We will pay the subscription agent a fee of approximately $12,000 and reimburse the subscription agent for certain expenses incurred in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including fees to the subscription agent, will be approximately $371,000.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have 2,000,000,000 shares of common stock authorized. As of September 22, 2006, 69,503,354 shares of BroadVision common stock were outstanding and held of record by 1,989 stockholders. In addition, as of September 22, 2006, 6,427,257 shares of BroadVision common stock were subject to outstanding options.

Each share of BroadVision common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any of our outstanding convertible preferred stock, holders of BroadVision common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding convertible preferred stock. BroadVision common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions. The shares of BroadVision common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

We have 10,000,000 shares of preferred stock authorized. As of September 22, 2006, none of the shares of our preferred stock were outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series.

Anti-Takeover Provisions

Some provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	the approval of holders of a majority of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	in general, stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors or without cause by the holders of at least two-thirds shares entitled to vote at an election of directors; and

•	we will indemnify officers and directors against losses that may incur investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent and Registrar

Computershare Trust Company has been appointed as the transfer agent and registrar for BroadVision common stock.

Pink Sheets®

On March 8, 2006, BroadVision common stock was delisted from the NASDAQ National Market and began trading only on the Pink Sheets®. On September 29, 2006, the last reported sale price of BroadVision common stock was $0.71 per share.

LEGAL MATTERS

Cooley Godward Kronish llp, San Francisco, California will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

The financial statements and financial statement schedule of BroadVision, Inc. as of December 31, 2005 and for the year ended December 31, 2005 incorporated by reference in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so included in reliance on the audit report of Stonefield Josephson, Inc., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Stonefield Josephson, Inc. is a member of the AICPA.

The consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.

We incorporate by reference into this prospectus the following documents, which contain important information about us and our business and financial results:

1. our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and the amendment thereto on Form 10-Q/A filed with the SEC on September 25, 2006;

3. our Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

4. our proxy statement for the 2006 annual meeting of stockholders, filed with the SEC on July 18, 2006.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference, in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). You should direct any requests for documents to Corporate Secretary, BroadVision, Inc., 585 Broadway, Redwood City, California 94063, Telephone (650) 261-5100. Alternatively, documents incorporated by reference in this prospectus may be accessed through our web site at “http://www.broadvision.com.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee.

SEC Registration	$8,566
Accounting fees and expenses	75,000
Printing and engraving expenses	$50,000
Legal fees and expenses	$125,000
Transfer agent and registrar fees	$12,000
Miscellaneous fees and expenses	$100,000

Total	$370,566

Item 14.	Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) we are required to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the Company regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2001, the Company has issued and sold the following unregistered securities:

1. On July 7, 2004, in connection with a lease restructuring, the Company issued a warrant to Pacific Shores Investors, LLC to purchase 700,000 shares of common stock at an exercise price of $5.00 per share. The warrant was issued in reliance on Section 4(2) of the Securities Act.

2. On November 9, 2004, the Company issued and sold an aggregate $16 million of securities, including convertible notes, warrants to purchase common stock and additional investment rights to purchase additional convertible notes. The sales were made in reliance on Section 4(2) of the Securities Act.

3. On December 20, 2005, the Company entered into an agreement with Honu Holdings LLC, a limited liability company controlled by Dr. Pehong Chen, the Company’s Chairman, Chief Executive Officer, President, interim Chief Financial Officer and majority stockholder, to convert the approximately $15.5 million of convertible notes held by Honu Holding into approximately 34,500,000 shares of BroadVision common stock. On March 8, 2006, the Company cancelled the convertible notes and issued 34,500,000 new shares of common stock to Honu Holding. The issuance of common stock was made in reliance on Section 4(2) of the Securities Act.

The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant, or Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Appropriate legends were affixed to the stock certificates and securities issued in the above transactions. No underwriters were employed in any of the above transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits are as set forth in the Exhibit Index.

(b) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts (incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 2005, filed on June 9, 2006)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on the 3rd day of October 2006.

BROADVISION, INC.

By:	/s/ Pehong Chen
Pehong Chen
Chairman, Chief Executive Officer, President and
interim Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Pehong Chen Pehong Chen		Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	October 3, 2006

/s/ Pehong Chen Pehong Chen		Chief Financial Officer (Principal Financial and Accounting Officer)	October 3, 2006

* James D. Dixon		Director	October 3, 2006

* Robert Lee		Director	October 3, 2006

/s/ François Stieger François Stieger		Director	October 3, 2006

*By:	/s/ Pehong Chen Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description

3	.1(1)	Amended and Restated Certificate of Incorporation.

3	.2(6)	Certificate of Amendment of Certificate of Incorporation.

3	.3(21)	Amended and Restated Bylaws.
4	.1(1)	References are hereby made to Exhibits 3.1 to 3.2.
4.2		Beneficial Owner Election Form

4	.3(25)	Subscription Rights Certificate

4.4		Notice of Guaranteed Delivery

4	.5(19)	Registration Rights Agreement dated November 10, 2004 among the Company and certain investors listed on Exhibit A thereto.
4	.6(24)	Registration Rights Agreement dated March 8, 2006, between the Company and Honu Holdings LLC.

5	.1(23)	Opinion of Cooley Godward Kronish LLP

10	.1(8)(a)	Equity Incentive Plan as amended through May 1, 2002 (the “Equity Incentive Plan”).

10	.2(1)(a)	Form of Incentive Stock Option under the Equity Incentive Plan.

10	.3(1)(a)	Form of Nonstatutory Stock Option under the Equity Incentive Plan.

10	.4(1)(a)	Form of Nonstatutory Stock Option (Performance-Based).

10	.5(8)(a)	1996 Employee Stock Purchase Plan as amended May 1, 2002 (the “Employee Stock Purchase Plan”).

10	.6(1)(a)	Employee Stock Purchase Plan Offering (Initial Offering).

10	.7(1)(a)	Employee Stock Purchase Plan Offering (Subsequent Offering).

10	.8(1)(b)	Terms and Conditions dated January 1, 1995 between IONA Technologies LTD and the Company.
10	.9(2)	Lease dated February 5, 1997 between the Company and Martin/Campus Associates, L.P.

10	.10(3)(a)	2000 Non-Officer Equity Incentive Plan.

10	.11(4)(b)	Independent Software Vendor Agreement dated June 30, 1998 between the Company and IONA Technologies, PLC, as amended.
10	.12(5)	Amended and Restated Loan and Security Agreement dated March 31, 2002 between the Company and Silicon Valley Bank.

10	.13(7)	Form of Indemnity Agreement between the Company and each of its directors and executive officers.

10	.14(9)	Offer letter dated March 4, 2003 by and between the Company and William Meyer.

10	.15(10)	First Amendment to the Amended and Restated Loan and Security Agreement dated February 28, 2003 between the Company and Silicon Valley Bank.

10	.16(10)	Second Amendment to the Amended and Restated Loan and Security Agreement dated June 30, 2003 between the Company and Silicon Valley Bank.

10	.17(10)	BroadVision, Inc. Change in Control Severance Benefit Plan, established effective May 22, 2003.

10	.18(10)	BroadVision, Inc. Executive Severance Benefit Plan, established effective May 22, 2003.

10	.19(10)	Third Amendment to the Amended and Restated Loan and Security Agreement dated June 30, 2003 between the Company and Silicon Valley Bank.

10	.20(11)	Offer Letter dated September 23, 2002 between the Company and Alex Kormushoff.

10	.21(11)	Fourth Amendment to the Amended and Restated Loan and Security Agreement dated January 21, 2004 between the Company and Silicon Valley Bank.

10	.22(11)	Fifth Modification to Amended and Restated Loan and Security Agreement dated February 27, 2004 between the Company and Silicon Valley Bank.

10	.23(13)	Assignment and Assumption of Master Lease, Partial Termination of Master Lease and Assignment and Assumption of Subleases, dated July 7, 2004, between Pacific Shores Investors, LLC and the Company.

10	.24(13)	Warrant to Purchase up to 700,000 share of common stock, dated July 7, 2004, issued to Pacific Shores Investors, LLC.

Exhibit		Description

10	.25(13)	Triple Net Space Lease, dated as of July 7, 2004, between Pacific Shores Investors, LLC and the Company.

10	.26(14)	Sixth Amendment to the Amended and Restated Loan and Security Agreement dated September 29, 2004 between the Company and Silicon Valley Bank.

10	.27(15)	Securities Purchase Agreement dated as of November 10, 2004.

10	.28(16)	Seventh Amendment to the Amended and Restated Loan and Security Agreement dated November 9, 2004 between the Company and Silicon Valley Bank.

10	.29(17)	Agreement to Restructure Lease and To Assign Subleases dated as of October 1, 2004 between VEF III Funding, LLC and the Company.
10	.30(18)(b)	Amendment No. 5 to IONA Independent Software Vendor Agreement dated December 20, 2004, between IONA Technologies, Inc. and the Company.

10	.31(19)	Agreement to Assign Lease and Sublease dated as of January 26, 2005 between the Company and 100 Spear Street Owners Corporation.

10	.32(19)	Letter dated January 26, 2005 amending Agreement to Assign Lease and Sublease dated as of January 26, 2005 between the Company and 100 Spear Street Owners Corporation.

10	.33(20)	Settlement Agreement dated for reference purposes February 4, 2005, by and between Metropolitan Life Insurance Company and the Company.

10	.34(21)	Debt Conversion Agreement dated as of December 20, 2005, between the Company and Honu Holdings, LLC
21	.1(22)	Subsidiaries of the Company.
23.1		Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

23.2		Consent of Stonefield Josephson, Inc.

23.3		Consent of BDO Seidman, LLP.

24	.1(23)	Power of Attorney, pursuant to which amendments to this Registration Statement may be filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 19, 1996 as amended by Amendment No. 1 filed on May 9, 1996, Amendment No. 2 filed on May 29, 1996 and Amendment No. 3 filed on June 17, 1996.

(2)	Incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 1996 filed on March 31, 1997 (SEC File No. 000-28252).

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on October 15, 2003.

(4)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001.

(5)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2002 filed on May 16, 2002.

(6)	Incorporated by reference to the Company’s Proxy Statement filed on May 14, 2002.

(7)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended September 30, 2002 filed on November 14, 2002.

(8)	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 1, 2002.

(9)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2003 filed on May 14, 2003.

(10)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

(11)	Incorporated by reference to the Company’s Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004.

(12)	Incorporated by reference to the Company’s Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 9, 2004.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 25, 2004.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 10, 2004.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 17, 2004.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 19, 2004.

(18)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 23, 2004.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 1, 2005.

(20)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 16, 2005.

(21)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 22, 2005.

(22)	Filed previously with the Company’s Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005.

(23)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on February 3, 2006.

(24)	Incorporated by reference to the Company Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on June 9, 2006.

(25)	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed August 15, 2006.

(a)	Represents a management contract or compensatory plan or arrangement.

(b)	Confidential treatment requested.